UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2006

FRISCH’S RESTAURANTS, INC.

(Exact name of registrant as specified in its charter)

OHIO	001-07323	31-0523213
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2800 GILBERT AVENUE, CINCINNATI, OHIO	45206
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 513-961-2660

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

Compensatory Arrangements

On March 14, 2006, the Board of Directors approved a new Employment Agreement for Craig F. Maier, President and Chief Executive Officer, that is effective May 28, 2006 and expires on June 2, 2009. The agreement provides for a base salary of $265,000 adjusted annually to reflect changes in the Consumer Price Index. The agreement also provides for incentive compensation and stock options to be granted for each fiscal year that the Company’s pretax earnings equal or exceed certain percentages of the Company’s revenue. In addition, the agreement reaffirms the Company’s obligations to Mr. Maier under a 1989 agreement granting Mr. Maier certain rights in the event of a “Change in Control” of the Company. A copy of the Employment Agreement is attached hereto as exhibit 99.1.

The Board also approved the immediate payment of a bonus to Mr. Maier amounting to $37,000 representing a cumulative underpayment to him under incentive compensation provisions of previous employment contracts. The underpayment was recognized in connection with restating the Company’s earnings in connection with an error in computing pension expense in prior years associated with a defined benefit pension plan. The restatement of earnings resulted from correcting a formula error created by the Company’s actuarial consulting firm, which dates back to 1995.

Other Board action on March 14, 2006 that affected compensatory arrangements included the approval of increasing the automatic annual granting of stock options to non-employee members of the Board of Directors from 1,000 to 3,000 shares (effective October 2006) and the addition of $2,500 annually to the retainer for non-employee Committee Chairs, effective June 1, 2006. Previously, on September 27, 2005, the Board increased the annual retainer for service as Chair of the Board of Directors by $8,500, retroactive to March 15, 2005.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statement and Exhibits

(d)	Exhibits

99.1	Employment Agreement effective May 28, 2006 by and between Frisch’s Restaurants, Inc. and Craig F. Maier is filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FRISCH’S RESTAURANTS, INC.
(registrant)

DATE March 16, 2006

	BY	/s/ Donald H. Walker
Donald H. Walker
Vice President - Finance and
Principal Financial Officer